Consent of Independent Certified Public Accountants




The Board of Directors
Protocol Systems, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 dated December 12, 1996 of Protocol Systems, Inc. of our reports dated January 25, 1996, except for note 9 to the financial statements, as to which the date is February 20, 1996, relating to the consolidated balance sheets of Protocol Systems, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and all related financial statement schedules, which reports appear in the December 31, 1995 annual report on Form 10-K of Protocol Systems, Inc.
Our reports refer to changes in the method of accounting for income taxes to adopt the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," and the method of accounting for certain investments in debt and equity securities to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



                                          KPMG PEAT MARWICK LLP

Portland, Oregon
December 12, 1996